Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Hawaiian Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Common Stock, par value $0.01 per share	Other	890,675(2)	$11.82(3)	$10,527,778.50	0.0001102	$1,160.17

Equity	Common Stock, par value $0.01 per share	Other	156,340(4)	$17.78(5)	$2,779,725.20	0.0001102	$306.33

Equity	Common Stock, par value $0.01 per share	Other	87,670(6)	$27.27(7)	$2,390,760.90	0.0001102	$263.47

Equity	Warrants to purchase common stock	Other	1,134,685	(8)	(8)	(8)	(8)

Total Offering Amounts					$15,698,264.60		$1,729.97

Net Fee Due							$1,729.97

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(2)

Represents the (a) 117,335 shares of our common stock underlying the warrant issued on April 22, 2020, (b) 148,457 shares of our common stock underlying the warrant issued on May 29, 2020, (c) 148,457 shares of our common stock underlying the warrant issued on June 30, 2020, (d) 74,228 shares of our common stock underlying the warrant issued on July 30, 2020, (e) 380,711 shares of our common stock underlying the warrant issued on September 25, 2020 and (f) 21,487 shares of our common stock underlying the warrant issued on September 30, 2020, each with an exercise price of $11.82 per share.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the warrant exercise price of $11.82 per share.

(4)

Represents the (a) 113,940 shares of our common stock underlying the warrant issued on March 5, 2021 and (b) 42,400 shares of our common stock underlying the warrant issued on April 23, 2021, each with an exercise price of $17.78 per share.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the warrant exercise price of $17.78 per share.

(6)	Represents the 87,670 shares of our common stock underlying the warrant issued on June 3, 2021, with an exercise price of $27.27 per share.
(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the warrant exercise price of $27.27 per share

(8)	Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common stock underlying the warrants.